SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2006

AVICI SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-30865	02-0493372
(Commission file number)	(I.R.S. employer identification no.)

101 Billerica Avenue, North Billerica, MA 01862

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (978) 964-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Paul F. Brauneis, the Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer of Avici Systems Inc. (the “Company”), will resign from the Company effective May 26, 2006 to pursue a new business opportunity. Mr. Brauneis will be available to the Company in a consulting capacity during a transition period.

The Board of Directors of the Company has appointed T.S. Ramesh as Vice President of Finance, Principal Accounting Officer, Secretary, Treasurer and interim Chief Financial Officer of the Company effective May 24, 2006. Mr. Ramesh previously served as the Company’s Controller. Mr. Ramesh will be paid a base salary at the rate of $165,000 per annum and will be eligible to participate in Avici’s Executive Incentive Plan at a target of 20% of his annual pay.

Mr. Ramesh is eligible to receive a bonus of six months base salary if (i) he remains with the Company for a specified period, (ii) he is terminated without cause during that period, or (iii) as the result of a change of control during the specified period, he is terminated without cause or he resigns for good reason. In the event of a change of control of the Company, Mr. Ramesh will receive accelerated vesting of 50% of all of his remaining unvested options. If, due to a change of control, Mr. Ramesh is terminated without cause or resigns for good reason, all remaining unvested options will become fully vested. In the event of termination without cause, or resignation for good reason, Mr. Ramesh will receive three months continuation of base salary and benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVICI SYSTEMS INC.

Date:  May 24, 2006

By:  /s/    William J. Leighton

        William J. Leighton,

        President and Chief Executive Officer